                                                                    EXHIBIT 99.1


                                                       CONTACT:
                                                       Daniel Drum,
                                                       Investor Relations
                                                       Seven Seas Petroleum Inc.
                                                       713-622-8218


FOR IMMEDIATE RELEASE



          SEVEN SEAS ANNOUNCES GUADUAS OIL FIELD PROVED RESERVE DECLINE


July 24, 2002 - HOUSTON, TEXAS - As part of the reassessment of the Guaduas Oil Field, announced July 1, 2002, Seven Seas Petroleum Inc. (AMEX: "SEV") stated today that the Company has initiated, with its independent reservoir engineers, including Ryder Scott Company Petroleum Consultants, a reevaluation of the Guaduas Oil Field's proved reserves. Based on the latest available field data the Company now believes that there will be a material downward revision in the Company's published net proved reserves of 47.6 million barrels of oil as of December 31, 2001.

         The expected reserve reduction is based, in part, on lower production rates, lower production pressures, and the occurrence of rapid gas encroachment in structurally higher wells. The late May 2002 commencement of gas injection activities allowed resumed production from several significant wells that had been previously shut-in or curtailed due to high gas-to-oil ratios. However, when the wells were opened for production or were no longer curtailed, oil production rates did not increase as anticipated. Production from the Guaduas Oil Field has averaged approximately 6,700 gross (3,100 net to Seven Seas) barrels of oil per day, month-to-date.

          The Company is continuing its efforts to optimize production from existing wells through a workover program, which includes fracture treating certain wells, reconfiguration of electrical submersible pumps, and the completion of additional gas injection operations. The Company is also studying the geological and geophysical implications of these production data to determine future development locations. As previously stated, the impact of these operations and studies may not be known for several months.

         At this time, neither the Company nor Ryder Scott Petroleum Consultants are prepared to estimate the downward revision of net proved reserves or their net present value. Upon completion of the independent reevaluation, expected by the end of August, the Company will announce revised net proved reserves, their net present value, as well as the resulting production and cash flow estimates.

         Seven Seas Petroleum Inc. is an independent oil and gas exploration and production company operating in Colombia, South America. The Company's primary emphasis is on the development and production of the Guaduas Oil Field and exploration of the Subthrust Dindal Prospect, both of which are located in Colombia's prolific Magdalena Basin.

Statements regarding anticipated oil and gas production and other oil and gas operating activities, including the costs and timing of those activities, are "forward looking statements" within the meaning of the Securities Litigation Reform Act. The statements involve risks that could significantly impact Seven Seas Petroleum Inc. These risks include, but are not limited to, adverse general economic conditions, operating hazards, drilling risks, inherent uncertainties in interpreting engineering and geologic data, competition, reduced availability of drilling and other well services, fluctuations in oil and gas prices and prices for drilling and other well services and government regulation and foreign political risks, as well as other risks discussed in detail in the Seven Seas Petroleum Inc.'s filings with the U.S. Securities and Exchange Commission.